                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           COMMERCIAL METALS COMPANY
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                           COMMERCIAL METALS COMPANY
                             7800 STEMMONS FREEWAY
                              DALLAS, TEXAS 75247
                            TELEPHONE (214) 689-4300

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD JANUARY 25, 2001

     The Annual Meeting of Stockholders of Commercial Metals Company, a Delaware corporation ("Commercial Metals"), will be held in the Thompson Auditorium, Cityplace Center, 2711 North Haskell Avenue, Dallas, Texas, on January 25, 2001, at 10:00 a.m., Central Standard Time. If you are planning to attend the meeting in person, please check the appropriate space on the enclosed proxy card. A map is included on the back cover of the attached Proxy Statement. The meeting will be held for the following purposes:

          (1) To elect four persons to serve as directors until the 2004 annual meeting of stockholders and until their successors are elected;

          (2) To approve the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending August 31, 2001; and

          (3) To transact such other business as may properly come before the meeting or any adjournments of the meeting.

     Only stockholders of record on November 27, 2000, are entitled to notice of and to vote at the meeting or any adjournment or adjournments of the meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL OUT, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE ON WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM. THE PROMPT RETURN OF PROXIES WILL SAVE THE EXPENSE INVOLVED IN FURTHER COMMUNICATION.

                                            BY ORDER OF THE BOARD OF DIRECTORS,

                                                  /s/ DAVID M. SUDBURY
                                                      DAVID M. SUDBURY
                                                 Vice President, Secretary
                                                    and General Counsel

Dallas, Texas
December 11, 2000

                           COMMERCIAL METALS COMPANY
                             7800 STEMMONS FREEWAY
                              DALLAS, TEXAS 75247
                            TELEPHONE (214) 689-4300

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD JANUARY 25, 2001

     This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Commercial Metals Company ("Commercial Metals") for use at the annual meeting of stockholders of Commercial Metals to be held on January 25, 2001, and at any and all adjournments of the meeting. The approximate date on which this proxy statement and accompanying proxy card are first being sent or given to stockholders is December 11, 2000.

     Shares represented by each proxy, if properly executed and returned to Commercial Metals prior to the meeting, will be voted as directed, but if not otherwise specified, will be voted for the election of the four Class III directors, and to ratify the appointment of Deloitte & Touche LLP as independent auditors, all as recommended by the board of directors. A stockholder executing the proxy may revoke it at any time before it is voted by giving written notice to the Secretary of Commercial Metals, by subsequently executing and delivering a proxy or by voting in person at the meeting (although attending the meeting without executing a ballot or executing a subsequent proxy will not constitute revocation of a proxy).

                  OUTSTANDING VOTING SECURITIES OF THE COMPANY

     On November 27, 2000, the record date for determining stockholders entitled to vote at the annual meeting, there were outstanding 12,998,872 shares of common stock, par value $5.00 per share, not including 3,133,711 treasury shares. Each share of such stock is entitled to one vote for each director to be elected and upon all other matters to be brought to a vote by the stockholders at the annual meeting of stockholders. The affirmative vote of a plurality of the shares of common stock present or represented at the meeting is required to elect the Class III directors, and the affirmative vote of a majority of the shares of common stock present or represented at the meeting is required to ratify the appointment of Deloitte & Touche LLP. Abstentions and broker non-votes are counted for purposes of determining the quorum and have the effect of a negative vote on the proposal to ratify the appointment of Deloitte & Touche LLP. Broker non-votes have no effect on determining plurality.

                             PRINCIPAL STOCKHOLDERS

     As of the record date the only person, or groups of persons, known to Commercial Metals' management believed to own beneficially 5% or more of Commercial Metals' outstanding common stock was:

                                                    TYPE OF        OWNED        PERCENT
               NAME AND ADDRESS                    OWNERSHIP       SHARES       OF CLASS
               ----------------                    ---------      --------      --------
Moses Feldman                                     Beneficially    1,190,090(1)    9.2%
  P.O. Box 931
  Doylestown, PA 18901

---------------

(1) Based on filings with the Securities and Exchange Commission, which indicate the reporting person has sole voting power over 106,399 shares, sole dispositive power over 106,399 shares and shared dispositive and voting power over 1,083,691 shares.

                                   PROPOSAL I

                             ELECTION OF DIRECTORS

     Commercial Metals' restated certificate of incorporation divides the board of directors into three classes. The term of office of the Class III directors expires at this annual meeting of stockholders. The three Class I directors will serve until the 2002 annual meeting of stockholders. The terms of the two Class II directors end at the 2003 annual meeting of stockholders. Each of the four Class III nominees, Moses Feldman, Ralph E. Loewenberg, Stanley A. Rabin and Marvin Selig, was previously elected by the stockholders, currently serves as a director and stands for election to a three year term of office expiring at the 2004 annual meeting and until his successor is duly elected. Proxies cannot be voted for the election of more than four persons to the board at the meeting.

     The proxies named in the accompanying form of proxy have been designated by management. Each nominee has consented to being named in this proxy statement and to serve if elected. If any nominee becomes unavailable for any reason, the shares represented by the proxies will be voted for the person, if any, as may be designated by the board of directors. However, management has no reason to believe that any nominee will be unavailable.

     The following table sets forth information about the directors. All directors have been employed in substantially the same positions set forth for at least the past five years except for Messrs. Eisenstat, Massaro, Rabin and Womack. Mr. Eisenstat had been a director of and Executive Vice President and Secretary of Apple Computer, Inc. until his retirement in September, 1993. From June, 1996, until December, 1997, Mr. Eisenstat was a partner in Discovery Ventures LLC, a venture capital fund. Mr. Massaro has been employed with Lincoln Electric Holdings, Inc., or affiliates, since 1993. Mr. Massaro was elected Chairman in May 1997, having been President and Chief Executive Officer since November 1996. Prior to that time he served as President and Chief Operating Officer and Executive Vice President of international operations. Mr. Rabin was elected to the additional position of Chairman in March 1999. Mr. Womack was Chairman and Chief Executive Officer of Zurn Industries, Inc. prior to its merger in 1998 with U.S. Industries. Mr. Womack retired as Chairman and Chief Executive Officer of Zurn Industries, Inc. and Chief Executive of U.S. Industries Bath and Plumbing Products Group in January, 2000.

                                    NOMINEES

                                                                               NUMBER OF SHARES
                                                                               OF COMMON STOCK
                                                                              BENEFICIALLY OWNED   PERCENT OF
                                                                 SERVED AS       DIRECTLY OR       OUTSTANDING
                    NAME, PRINCIPAL                              DIRECTOR      INDIRECTLY AS OF      COMMON
                OCCUPATION AND BUSINESS                   AGE      SINCE       DECEMBER 1, 2000       STOCK
                -----------------------                   ---    ---------    ------------------   -----------
                                     CLASS III -- TERM TO EXPIRE IN 2004
Moses Feldman                                             60       1976             225,949(1)(2)      1.7%
  President, AeroMed, Inc.
Ralph E. Loewenberg                                       61       1971                 750(2)(3)
  President, R. E. Loewenberg Capital
  Management Corporation
Stanley A. Rabin                                          62       1979             296,767(4)         2.3%
  Chairman, President and Chief Executive Officer,
  Commercial Metals Company
Marvin Selig                                              77       1964             149,941(4)         1.1%
  CMC Steel Group - Chairman and Chief Executive Officer

                         DIRECTORS CONTINUING IN OFFICE

                                      CLASS I -- TERM TO EXPIRE IN 2002
A. Leo Howell                                             79       1977            112,804(4)            *
  Vice President, Commercial Metals Company;
  President, Howell Metal Company;
Dorothy G. Owen                                           65       1995            244,251(2)         1.9%
  Former Chairman of the Board - Owen Steel Company,
  Inc.; Investments
Robert R. Womack                                          63       1999              4,750(2)        *
  Retired - Former Chairman and Chief Executive Officer,
  Zurn Industries, Inc. and Chief Executive of U.S.
  Industries Bath and Plumbing Products Group
                                     CLASS II -- TERM TO EXPIRE IN 2003
Albert A. Eisenstat                                       70       1982              4,083(2)            *
  Investments
Anthony A. Massaro                                        56       1999              2,250(2)            *
  Chairman and Chief Executive Officer
  Lincoln Electric Holdings, Inc.

---------------

* Less than one percent.

(1) Excluding 631,107 shares owned of record by the Feldman Foundation, of which Moses Feldman is one of three voting trustees, 683,691 shares owned by the Marital Trust under the Jacob Feldman Revocable Trust Indenture of which Moses Feldman is one of four trustees and 281,200 of 400,000 shares owned by the Feldman Family Limited Partnership of which Moses Feldman is managing partner. Mr. Feldman disclaims beneficial ownership as to all shares held by the Feldman Foundation, the Marital Trust and 281,200 shares held by the Feldman Family Limited Partnership. See "Principal Stockholders" at page 2 for information concerning Mr. Feldman's ownership of common stock.

(2) Includes for each non-employee director (Mr. Eisenstat, Mr. Feldman, Mr. Loewenberg, Mr. Massaro, Ms. Owen and Mr. Womack) 750 shares subject to options exercisable within sixty (60) days which represent one-half of a 1,500 share option granted January 27, 2000, pursuant to the Non-Employee Director Stock Option Plan.

(3) Ralph E. Loewenberg is one of four trustees of the Marital Trust under the Jacob Feldman Revocable Trust Indenture which owns 683,691 shares. Ralph E. Loewenberg disclaims any beneficial interest as to such shares.

(4) Includes shares subject to options exercisable within sixty days by Mr. Rabin of 123,200 shares, Mr. Selig of 81,507 shares and Mr. Howell of 53,925 shares.

     As of December 1, 2000, all directors and officers as a group beneficially own 1,551,696 shares or 12% of outstanding common stock including 509,662 shares subject to options exercisable within sixty days but excluding shares owned by the Feldman Foundation, Marital Trust and 281,200 of the 400,000 shares owned by the Feldman Family Limited Partnership discussed in footnotes 1 and 3 above.

     Marvin Selig is the brother of Clyde P. Selig, an executive officer. There are no other family relationships among the directors, nominees and executive officers.

     Mr. Eisenstat is a director of SunGard Data Systems Inc., Business Objects S.A. and the Benham Group of Funds (part of American Century Funds). Mr. Massaro is a director of Lincoln Electric Holdings, Inc., Cleveland-Cliffs Inc. and Thomas Industries, Inc. Mr. Womack is a director of U.S. Industries, Inc., Ogden Corporation and Precision Partners, Inc.

           ADDITIONAL INFORMATION RELATING TO THE BOARD OF DIRECTORS

     Audit Committee. The board of directors has a standing audit committee which performs the activities more fully described in the Audit Committee Report on page 11. The members of the audit committee during fiscal 2000 were directors Eisenstat (Chairman), Feldman, Loewenberg, Owen, Womack and, prior to his retirement at the January, 2000, meeting of stockholders, Charles B. Peterson. During the fiscal year ended August 31, 2000, the audit committee met four times.

     Compensation Committee. The board of directors also has a standing compensation committee that provides recommendations to the board regarding compensation for executive officers including issuance of stock options. During 2000 the compensation committee consisted of directors Loewenberg (Chairman), Eisenstat, Feldman, Massaro and, prior to his retirement at the January, 2000, meeting of stockholders, Charles B. Peterson. The compensation committee met once during the fiscal year ended August 31, 2000, to establish salaries and bonuses for executive officers, to review compensation policies and approve the issuance of stock options.

     Executive Committee. Effective January 27, 2000 the board determined that the executive committee should be comprised of non-employee directors. Prior to that date directors Rabin, Howell and Selig constituted the executive committee. Since January 27, 2000, the executive committee has consisted of directors Massaro (Chairman), Eisenstat, Feldman, Loewenberg, Owen and Womack. Under Commercial Metals' bylaws, the executive committee is endowed, during the intervals between the meetings of the directors, with all of the powers of the directors in the management and control of the business. The executive committee met once during the fiscal year ended August 31, 2000 to consider board structure, candidates for directors and company strategy.

     The board of directors does not have a nominating committee because the executive committee and board as a whole function in this capacity. During the fiscal year ended August 31, 2000, the entire board of directors met nine times, of which six were regularly scheduled meetings and three were special meetings. All incumbent directors attended at least seventy-five percent or more of the meetings of the board of directors and of the committees of the board on which they served.

     Compensation of Non-employee Directors. No employees of Commercial Metals receive additional compensation for serving as a director. Directors Eisenstat, Feldman, Loewenberg, Massaro, Owen and Womack were paid an annual retainer fee of $22,000 per year and $1,200 for each board meeting or $600 for each committee meeting they attended during the 1999 calendar year. Effective January 1, 2000 the annual retainer was increased to $27,000 per year. Chairmen of the audit, compensation and executive committees receive an additional payment of $1,500 per year. The directors are also reimbursed for expenses of attending meetings.

     Under the terms of the Non-Employee Director Stock Option Plan on January 27, 2000, each non-employee director received an option to acquire 1,500 shares of common stock at $31.94, the fair market value on that date. On January 25, 2001, and on the date of each annual meeting thereafter, non-employee directors will likewise receive an option to acquire 1,500 shares. In addition, each non-employee director may annually make an irrevocable election prior to January 1, to accept an additional option grant in lieu of all or part of the annual cash retainer. The number of shares subject to option as a result of this election will be determined by dividing the amount of the annual retainer by the Black-Scholes value for one share as of the grant date. The grant date shall be the date of the annual meeting of stockholders following the calendar year covered by the election. Directors Eisenstat, Loewenberg, Massaro, Owen and Womack have elected to convert their retainer fee for the calendar year 2000 to options for a number of shares to be determined and granted January 25, 2001.

     The exercise price for all options granted non-employee directors shall be the fair market value on the day of grant. One-half of the number of the shares covered by each 1,500 share option vests on the first anniversary of the date of grant with the remaining one-half vesting on the second anniversary or immediately upon a change in control of Commercial Metals. All options received as a result of a non-employee director's election are fully vested on the date of grant. All non-employee director options terminate on the earliest of (i) the seventh anniversary of the date of grant; (ii) one year after termination of service by reason of death or disability; (iii) two years after termination of service by reason of retirement after age sixty-two or; (iv) thirty days following termination of service for any other reason. These options are "non-qualified" options under sec.422A of the Internal Revenue Code.

              SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and beneficial owners of more than 10% of Commercial Metals' common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Commercial Metals. Based solely upon its review of the copies of such forms received by it or written representations that no Form 5's were required from reporting persons, Commercial Metals believes that all such reports were submitted on a timely basis during the year ended August 31, 2000.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation paid during each of the last three fiscal years to the Chief Executive Officer and the four remaining most highly compensated executive officers of Commercial Metals Company, based on salary and bonus earned during fiscal year 2000.

                           SUMMARY COMPENSATION TABLE

                                                         ANNUAL             LONG-TERM
                                                      COMPENSATION         COMPENSATION
                                                    -----------------   ------------------
                                           FISCAL   SALARY     BONUS     AWARDS OF STOCK        ALL OTHER
       NAME AND PRINCIPAL POSITION          YEAR      ($)       ($)     OPTION/SARS(#)(1)    COMPENSATION($)
-----------------------------------------  ------   -------   -------   ------------------   ---------------
Stanley A. Rabin.........................   2000    430,000   650,000         14,000              95,679(2)
  Chairman, President and                   1999    420,000   490,000              0              78,639
  Chief Executive Officer                   1998    405,000   590,000         11,200              85,748
Marvin Selig.............................   2000    380,000   500,000         11,000              79,886(2)
  CMC Steel Group -                         1999    370,000   433,589              0              67,926
  Chairman and Chief Executive Officer      1998    355,000   600,000          8,800              89,682
A. Leo Howell............................   2000    330,000   610,000          8,500              82,807(2)
  Vice President; President -               1999    320,000   485,000              0              79,766
  Howell Metal Company                      1998    305,000   380,000          6,800              62,385
Clyde P. Selig(3)........................   2000    312,100   347,000          7,900              59,158(2)
  Vice President; CMC Steel Group -         1999    305,934   301,066              0              70,469
  President and Chief Operating Officer     1998    297,024   408,006          8,500             102,542
Hugh M. Ghormley(4)......................   2000    308,100   314,000          8,100              56,081(2)
  Vice President; CMC Steel Group -         1999    299,040   272,660              0              57,409
  President - Fabrication Plants            1998    290,331   375,766          8,100              61,091

---------------

(1) These awards were granted under the 1996 Long-Term Incentive Plan. The exercise price is the fair market value of such share on the date granted. Although the Plan provides for the granting of stock appreciation rights, performance awards and incentive stock options qualified under sec.422A of the Internal Revenue Code, none have been made and each of the awards shown represent stock options which do not qualify under sec.422A. The options are exercisable one half at one year from grant date and the second half two years from grant date and expire seven years from grant date. All options may vest earlier upon a change in control of Commercial Metals as defined in the plan.

(2) The compensation reported represents contributions to and forfeitures allocated to the account of the recipient under the Commercial Metals Companies Profit Sharing and 401(k) Plan or, in the case of Marvin Selig and Clyde P. Selig, the Structural Metals, Inc. Profit Sharing and 401(k) Plan and contributions to the account of the recipient pursuant to the Benefit Restoration Plan, a non-qualified plan for certain executives. All of the amounts reported are fully vested in the recipient. The compensation for the named executive officers for fiscal year 2000 includes contributions to the Benefit Restoration Plan by Commercial Metals into a trust for the benefit of the recipients in the following amounts: Mr.
     Rabin - $81,346; Mr. Marvin Selig - $76,086; Mr. Howell - $68,474; Mr.
     Clyde Selig - $47,238; and Mr. Ghormley - $41,748.

(3) Mr. Clyde P. Selig is the beneficial owner of 121,221 shares of common stock including 73,913 subject to options exercisable within sixty days, or less than 1% of the outstanding common stock.

(4) Mr. Ghormley is the beneficial owner of 167,672 shares of common stock including 48,480 subject to options exercisable within sixty days, or 1.3% of the outstanding common stock.

     The following table provides information concerning the exercise of options during fiscal 2000 and unexercised options held as of August 31, 2000, for the executive officers included in the summary compensation table.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                   NUMBER OF
                                                             SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                                  UNEXERCISED                  IN-THE-MONEY
                                                                 OPTIONS/SARS                 OPTIONS/SARS AT
                                SHARES                          AT FY-END(#)(1)               FY-END($)(1)(2)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
            NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   -----------   -----------   -------------   -----------   -------------
Stanley A. Rabin............         0              0       116,200        29,000        $323,263        $6,113
Marvin Selig................         0              0        76,007        11,000         249,453             0
A. Leo Howell...............         0              0        49,675         8,500         103,964             0
Clyde P. Selig..............         0              0        69,963         7,900         220,669             0
Hugh M. Ghormley............         0              0        65,323         8,100         206,036             0

---------------

(1) Amounts set forth in the table reflect the number and value of shares and options only as no stock appreciation rights (SARs) have been awarded.

(2) The amounts shown represent the difference between the market value of Commercial Metals common stock on August 31, 2000, of $27.72, and the exercise price of such options.

                              RETIREMENT BENEFITS

     Substantially all employees of Commercial Metals and its domestic subsidiaries, participate in one of three profit sharing and 401(k) plans, all defined contribution plans. Commercial Metals has no defined benefit pension plan. As a result of changes in benefit levels and termination of the Structural Metals, Inc. defined benefit plan in 1998, the compensation committee has approved an additional non-qualified retirement benefit for Marvin Selig. The sum of $1,000,000 plus interest at a rate equal to the three year U.S. Treasury Note accrued and compounded monthly from November 1, 1999, will be paid to Marvin Selig fifteen days following his retirement on or before December 31, 2004. At August 31, 2000 the benefit had increased $54,404 for accrued interest.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report is submitted by the compensation committee concerning compensation policies applicable to Commercial Metals' eleven executive officers and the basis for Mr. Rabin's compensation as Chief Executive Officer, for fiscal year ended August 31, 2000. The compensation committee is comprised of non-employee directors, Ralph E. Loewenberg (Chairman), Albert A. Eisenstat, Moses Feldman, and Anthony Massaro.

OVERALL OBJECTIVES AND STRATEGY

     In determining the total compensation levels for executive officers, the compensation committee evaluates financial results (including profit before taxes, return on net assets and cash flow), the potential for future earnings growth, individual performance contributions, group and division operating performance. During 2000 the committee engaged a compensation consultant to review compensation policies but the report and recommendations were not complete at fiscal year end and the committee did not rely on that review for its determinations with regard to fiscal 2000 compensation. The committee last engaged a compensation consultant four years ago to review and report on levels and practices at comparable companies. The companies reviewed at that time included the S & P Steel Industry Group as well as approximately 10 additional companies in the steel minimill or metals industry.

     In 1980 Commercial Metals adopted an executive total compensation strategy that places a significant portion of annual cash bonus at risk. This strategy combines competitive base salaries, the opportunity for above average annual cash bonuses, and moderate long-term equity incentive opportunities. The number of shares subject to options granted to executive officers has been limited and is less than levels at the comparable companies described above. The annual focus of the executive compensation strategy is consistent with the highly cyclical nature of Commercial Metals' businesses, which is characterized by wide periodic swings in steel and metal prices. The compensation committee reviewed information prepared or compiled by employees of Commercial Metals, confers with independent executive compensation consultants when it considers necessary and makes decisions based on the business experience of each compensation committee member.

CASH COMPENSATION

     Base Salary. Executive officers are compensated within salary ranges that generally are competitive with ranges for similar positions in companies of comparable size and complexity to Commercial Metals. The actual salary of each officer is based on individual contribution and is in keeping with Commercial Metals' total compensation strategy described above.

     Bonus. The compensation committee recommends to the board of directors annual cash bonuses for executive officers, based upon the compensation strategy described above. Fiscal 2000 was a year of record earnings per share and sales. Net earnings in aggregate decreased by less an $1 million despite an increase in the Company's LIFO reserve for inventory valuation of over $5 million which reduced taxable net earnings. The committee determined that most division and individual contributions were satisfactory to excellent with improvement from the previous year in the units producing unsatisfactory results. The committee was also of the opinion that results were considered satisfactory to superior in view of the difficulties reported by several competitors and challenging metal market conditions overall. As a result the aggregate bonus paid the continuing eleven executive officers for 2000 performance increased approximately 25% compared to 1999 levels which had represented a decrease of approximately 7% from the prior year. The committee believes these bonus levels have been consistent with its evaluation of overall results compared to the prior year including a slight earnings per share increase of 1%, net sales increase of 18%, an increase in operating cash flow of 13% and an increase in shareholder's equity per share of 10%.

LONG-TERM COMPENSATION

     Equity-Based. Stock option grants were issued to all eleven executive officers during fiscal 2000 together with 529 other employees. Given the relatively large number of employees who have received stock option grants the number of shares subject to grants to executive officers has been substantially below levels of comparable companies described above. During fiscal 2000 executive officers in aggregate received option grants for 73,500 of the 377,900 shares subject to options grants during the year. Separate option share pools for corporate employees and each operating group and division are established pursuant to a formula based on total salaried employee counts for the previous year, and cash flow, total assets and return on net assets for the preceding five years. An additional option pool for the three executive committee members is also established, which has been generally 7% to 10% of the total shares set aside for all participants over the past three years. Periodic grants are made from pools based on a subjective evaluation of each executive's responsibilities, sustained performance contributions and ability to influence long-term grown and profitability. The compensation committee believes equity-based incentives align stockholder interest with compensation levels and will continue periodic grants, usually each year, as considered appropriate.

     Retirement Benefits. Commercial Metals has no defined benefit pension plans. The only long-term compensation retirement plans for employees in the United States are defined contribution profit sharing and 401(k) plans. As a result of concern about limitations mandated by federal tax law and regulations which have limited defined contribution plan retirement benefits of more highly compensated employees, including executive officers, the board of directors in 1996 approved the Benefit Restoration Plan, a non-qualified plan for certain executives subject to reduced benefits. Following each year-end Commercial Metals contributes to a trust created under the Benefit Restoration Plan an amount equal to the additional contribution which the participant would have received under the profit sharing and 401(k) plan had the executive's benefit not been reduced. Payments made the Benefit Restoration Plan for the benefit of participants, including executive officers, vest under the same terms and conditions as the relevant profit sharing and 401(k) plan. The compensation committee believes this means of restoring a reasonable level of retirement benefits for executive officers and other key employees is an important element in the long-term compensation program. The committee has previously authorized the additional non-qualified retirement benefit for Marvin Selig described under Retirement Benefits on page 7.

CEO COMPENSATION

     Mr. Rabin's salary is set annually by the compensation committee and is based on similar positions in the comparable companies described above. Mr. Rabin's annual bonus is based on the same factors considered for other members of the executive officer group. Mr. Rabin's salary for fiscal 2000 was set at $430,000, an increase of $10,000 from the 1999 level. Mr. Rabin's cash bonus for fiscal 2000 increased to $650,000, an increase of approximately 33% over 1999. The increased cash bonus reflected the committee's determination that as Chief Executive Officer Mr. Rabin had been instrumental in achievement of record sales and earnings per share consistent with the Company's strategy and objectives despite difficult market conditions in most metals related businesses. Mr. Rabin elected to defer receipt of a portion of his salary and bonus payments pursuant to Commercial Metals' 401(k) plan and Benefit Restoration Plan. This resulted in reducing Mr. Rabin's currently taxable compensation from those sources and maintained the ability of Commercial Metals to deduct those payments under
Section 162(m) of the Internal Revenue Code. Based on preliminary information received from the compensation consultants subsequent to fiscal 2000 year end, the committee determined that it was appropriate to increase Mr. Rabin's salary by an amount in excess of increases generally considered for other executive officers for fiscal year 2001. As a result, Mr. Rabin's salary for fiscal year 2001 was increased by $45,000 to $475,000, in order to reach a more competitive range for chief executive officers in comparable companies. Mr. Rabin received a stock option grant for 14,000 shares during 2000 compared with his last option grant of 11,200 in fiscal year 1998. The increase reflects the committee's determination that equity based compensation levels for executive officers and particularly the chief executive officer are substantially less than those at comparable companies.

CONCLUSION

     The compensation committee believes that current total compensation arrangements are reasonable and competitive but is evaluating alternatives to further align equity based compensation with stockholder value. The compensation committee believes fiscal year 2000 compensation for executive officers is consistent with current compensation philosophy and reflects corporate performance. The compensation committee will continue to monitor the anticipated federal tax treatment to Commercial Metals and executive officers of various payments and benefits and in particular the limitations on deductibility of compensation payments under Section 162(m) of the Internal Revenue Code. Because of employee elected salary and bonus deferrals under various plans, this limitation has not had a significant impact to date on the deductibility compensation paid by Commercial Metals. The committee may not in all circumstances limit executive compensation to that which is deductible under
Section 162(m) of the Internal Revenue Code. The compensation committee shall continue to monitor and administer compensation programs for executive officers and will consider recommendations from the on-going compensation review in modifying existing or establishing new compensation policies.

                                        COMPENSATION COMMITTEE
                                          Ralph E. Loewenberg (Chairman)
                                          Albert A. Eisenstat
                                          Moses Feldman
                                          Anthony A. Massaro

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
                           IN COMPENSATION DECISIONS

     Messrs. Loewenberg, Eisenstat, Feldman and Massaro are the members of the compensation committee.

     Commercial Metals has historically made charitable contributions of a portion of consolidated earnings, generally totalling 5% or less to various charitable entities, including the Feldman Foundation, a private charitable foundation exempt from federal income tax under Internal Revenue Code sec.501(c)(3). The Feldman Foundation is the record and beneficial owner of 631,107 shares of the Commercial Metals' common stock. Director Moses Feldman and brothers, Robert L. Feldman and Dr. Daniel E. Feldman, are trustees of the Feldman Foundation.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total return of Commercial Metals' common stock during the five year period beginning August 31, 1995, and ending August 31, 2000, with the Standard & Poor's 500 Composite Stock Price Index also known as the "S&P 500" and the Standard & Poor's Steel Industry Group Index also known as the "S&P Steel Group". Each index assumes $100 invested at the close of trading August 31, 1995, and reinvestment of dividends.

                                    [CHART]

COMMERCIAL METALS COMPANY                               S & P 500               S & P STEEL GROUP
-------------------------                               ---------               -----------------
100                                                      100.00                      100.00
108.49                                                   118.73                       86.23
112.7                                                    167.00                      110.71
90.78                                                    180.51                       68.24
116.51                                                   252.40                       85.98
108.16                                                   293.59                       60.30

-------------------------------------------------------------------------------------------
                              1995       1996       1997       1998       1999       2000
-------------------------------------------------------------------------------------------
 Commercial Metals
  Company                    $100.00    $108.49    $112.70    $90.78     $116.51    $108.16
 S&P 500                     $100.00    $118.73    $167.00    $180.51    $252.40    $293.59
 S&P Steel Group             $100.00    $86.23     $110.71    $68.24     $85.98     $ 60.30

                             AUDIT COMMITTEE REPORT

     This report is submitted by the audit committee in compliance with new recently effective proxy and information disclosure requirements. For many years the board of directors has included a standing audit committee. Members of the audit committee are selected annually by the board of directors. Four non-employee directors, Albert A. Eisenstat (Chairman), Moses Feldman, Dorothy G. Owen and Robert R. Womack are presently members of the committee. Each member of the audit committee is qualified to serve and is independent as "independence" is defined by the applicable listing standards of the New York Stock Exchange. The duties and responsibilities of the audit committee are set forth in the Audit Committee Charter which the board of directors adopted on March 17, 2000. A copy of the Charter is included as Appendix "A" to this proxy statement. During the fiscal year ending August 31, 2000, the audit committee met four times. The audit committee among other activities, makes recommendations to the board of directors as to whether the audited financial statements should be included in Commercial Metals' Annual Report on Form 10-K, the selection of independent auditors, reviews quarterly financial statements with management and independent auditors and reviews with internal audit staff and independent auditors Commercial Metals' financial controls and procedures.

     The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2000, with management and with the independent auditors. Those discussions included the matters required to be disclosed by SAS 61 (Codification of Statements on Auditing Standards). The audit committee has received the written disclosures and letter from the independent accountants as required by Independence Standards Board Standard No. 1 concerning independence discussions with audit committees. The audit committee has discussed with the independent accountants their independence under such standards. Based on discussion and review with management and the independent auditors, the audit committee recommended to the board of directors that the audited financial statements for the fiscal year ended August 31, 2000, be included in Commercial Metals' Annual Report on Form 10-K as filed November 21, 2000 with the Securities and Exchange Commission.

                                        AUDIT COMMITTEE
                                          Albert A. Eisenstat (Chairman)
                                          Moses Feldman
                                          Dorothy G. Owen
                                          Robert R. Womack

                                  PROPOSAL II

                    RATIFICATION OF APPOINTMENT OF AUDITORS

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

     The board of directors has appointed Deloitte & Touche LLP as the independent auditors for the fiscal year ending August 31, 2001, subject to stockholder ratification. Representatives of Deloitte & Touche LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

                                    GENERAL

     The annual report to stockholders covering fiscal year 2000 has been mailed to stockholders with this mailing or previously. The annual report does not form any part of the material for the solicitation of proxies.

     Pursuant to the rules of the Securities and Exchange Commission, a proposal to be presented by a stockholder at the 2002 annual meeting must be received by Commercial Metals at its principal executive offices no later than August 13, 2000.

     The expense of solicitation of proxies will be borne by Commercial Metals. In addition to solicitation by mail, directors, officers and employees of Commercial Metals may solicit proxies personally or by telephone or facsimile. Commercial Metals will request brokers, dealers or other nominees to send proxy material to and obtain proxies from their principals and will, upon request, reimburse such persons for their reasonable expenses.

                                 OTHER BUSINESS

     Management knows of no other matter that will come before the meeting. However, if other matters do come before the meeting, the proxy holders will vote in accordance with their best judgment.

                                            By Order of the Board of
                                            Directors,

                                            /s/ DAVID M. SUDBURY
                                                 DAVID M. SUDBURY
                                             Vice President, Secretary
                                                and General Counsel

December 11, 2000

                                                                      APPENDIX A

                         CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

I. AUDIT COMMITTEE PURPOSE

     The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

     - Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

     - Monitor the independence and performance of the Company's independent auditors and internal auditing department

     - Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

     Management is responsible for preparing the Company's financial statements. The Company's outside auditors are responsible for auditing the financial statements. The activities of the Audit Committee are in no way designed to supersede or alter these traditional responsibilities.

     The Company's outside auditors, management and internal auditors have more available time and information about the corporation than does the Audit Committee. Accordingly, the Audit Committee's role does not provide any special assurances with regard to the Company's financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the outside auditors.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. AUDIT COMMITTEE COMPOSITION AND MEETINGS

     Audit Committee members shall meet the requirements of the New York Stock Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. All members shall satisfy the independence requirements for Audit Committee members of the New York Stock Exchange. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

     Audit Committee members shall be appointed by the Board. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Committee or each of such groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

  Review Procedures

     1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

     2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

     3. In consultation with the management, the independent auditors, and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

     4. Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61. The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

  Independent Auditors

     5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

     6. Approve the fees and other significant compensation to be paid to the independent auditors.

     7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

     8. Review the independent auditors audit plan -- discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

     9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to Audit Committees in accordance with AICPA SAS 61.

     10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

  Internal Audit Department and Legal Compliance

     11. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

     12. Review the appointment, performance, and replacement of the senior internal audit executive.

     13. Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

     14. Periodically and at least on an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

  Other Audit Committee Responsibilities

     15. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

     16. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

     17. Maintain minutes of meeting and periodically report to the Board of Directors on significant results of the foregoing activities.

     18. Review and update as needed the Company's Policy on Business Conduct and ensure that management has established a system to enforce this Policy.

[Map for Annual Meeting]

PROXY

                           COMMERCIAL METALS COMPANY
                             7800 STEMMONS FREEWAY
                              DALLAS, TEXAS 75247

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned Shareholder(s) of Commercial Metals Company hereby appoint(s)
A. Leo Howell, Stanley A. Rabin and Marvin Selig, or any of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote and act for the undersigned at the 2001 Annual Meeting of Stockholders of Commercial Metals Company to be held on Thursday, January 25, 2001 at 10:00 a.m., Central Standard Time in the Thompson Auditorium, Cityplace Center, 2711 North Haskell Avenue, Dallas, Texas, and any adjournment, continuation, or postponement of the meeting, according to the number of votes which the undersigned is now, or may then be, entitled to cast, hereby revoking any proxies previously executed by the undersigned for the meeting.

All powers may be exercised by a majority of said proxy holders or substitutes voting or acting or, if only one votes and acts, then by that one. The undersigned instructs such proxy holders or their substitutes to vote as specified below on the proposals set forth in the Proxy Statement.

             PLEASE MARK, DATE AND SIGN THIS PROXY ON REVERSE SIDE


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED       Please mark
SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.                   your vote as    [X]
                                                                                                       indicated in
                                                                                                       this example

1. ELECTION OF DIRECTORS                          NOMINEES: MOSES FELDMAN, RALPH E. LOEWENBERG, STANLEY A. RABIN, MARVIN SELIG

    FOR all nominees     WITHHOLD                 INSTRUCTION: To withhold authority to vote for any individual nominee, write that
    listed except as     AUTHORITY                nominee's name in the space provided below.
     marked to the    to vote for all
       contrary       nominees listed
         [ ]                [ ]                   ----------------------------------------------------------------------------------

2. RATIFICATION OF APPOINTMENT OF DELOITTE        3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO    I PLAN TO ATTEND THE
& TOUCHE LLP AS INDEPENDENT AUDITORS FOR          VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME             MEETING.        [ ]
THE FISCAL YEAR ENDING AUGUST 31, 2001.           BEFORE THE MEETING.

   FOR          AGAINST         ABSTAIN
   [ ]            [ ]             [ ]
                                                                                              Dated
                                                                                                   ---------------------------------

                                                                                              --------------------------------------
                                                                                                           Signature

                                                                                              --------------------------------------
                                                                                                Second Signature If Held Jointly

                                                                                              When shares are held by joint tenants,
                                                                                              both should sign. When signing as
                                                                                              attorney, executor, administrator,
                                                                                              trustee, or guardian, please give full
                                                                                              title as such. If a corporation,
                                                                                              please sign in full corporate name by
                                                                                              President or other authorized officer.
                                                                                              If a partnership, please sign in the
                                                                                              partnership name by authorized person.

                                                                                              PLEASE MARK, DATE AND RETURN PROXY
                                                                                              CARD PROMPTLY USING THE ENCLOSED
                                                                                              ENVELOPE.